Exhibit 10.3

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of June 30, 2010, is made by and among J. Chester Porter (“Porter”) and Maria L. Bouvette (“Bouvette”) (collectively, Porter and Bouvette are the “Shareholders”); Porter Bancorp, Inc., a Kentucky corporation (the “Company”); Patriot Financial Partners, L.P. (the “Lead Purchaser”) and the persons signatory hereto (the “Purchasers”) who are “Purchasers” under the Securities Purchase Agreement, dated as of June 30, 2010 (the “Purchase Agreement”).

Recitals

A. The Shareholders are, as of the date hereof, the record and beneficial owners of the number of common shares, without par value (the “Common Shares”), of the Company, and together beneficially own approximately 65.4% of the Company’s voting shares;

B. Rule 5635(d) of the NASDAQ Stock Market Rules requires the Company to obtain shareholder approval before issuing an amount of Common Shares in a private placement in excess of 20% of the Company’s currently outstanding Common Shares;

C. Pursuant to the Purchase Agreement, the Company has agreed to issue to the Purchasers Series B Cumulative Mandatorily Convertible Cumulative Perpetual Preferred Shares (the “Preferred Shares”), which would convert automatically into Common Stock when approved by the Company’s shareholders in accordance with Rule 5635(d);

D. Pursuant to the Purchase Agreement, the Company has agreed to issue to each of the Purchasers warrants exercisable into a new class of nonvoting, mandatorily convertible, common shares of the Company (the “Nonvoting Common Stock”).

E. The Purchase Agreement requires the Company to submit proposals to authorize the conversion of the Preferred Shares into Common Shares (the “Conversion”) and to authorize the new class of Nonvoting Common Stock into which the warrants are exercisable into, each for approval by its shareholders; and

F. As a condition to the willingness of the Purchasers (including the Lead Purchaser) to enter into the Purchase Agreement and as an inducement and in consideration therefor, the Shareholders and the Purchasers have agreed to enter into this Agreement, pursuant to which the Shareholders agree (i) to vote the shares held by the Shareholders in favor of the Conversion, (ii) to vote the shares held by the Shareholders in favor of the authorization of the new class of Nonvoting Common Stock, and (iii) to appoint and elect the designee of the Lead Purchaser (including any successor designees of the Lead Purchaser, the “Designated Board Member”) to the Board of Directors, as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Agreement

SECTION 1. Representations and Warranties of the Shareholders.

Each of the Shareholders hereby represents and warrants, jointly and severally, as follows:

(a) Each Shareholder is the record and beneficial owner of the Common Shares (together with any Common Shares which such Shareholder may acquire at any time on or after the date hereof during the term of this Agreement including, without limitation, all common shares acquired by a Shareholder, however acquired whether through stock splits, stock dividends, reclassifications, recapitalization, similar events or otherwise, the “Shares”) set forth opposite Shareholder’s name on Schedule I to this Agreement.

(b) Each Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been validly executed and delivered by each Shareholder and constitutes his or her legal, valid and binding obligation, enforceable against him or her in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution and delivery of this Agreement nor the consummation by the Shareholders of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Shareholder is a party or by which either Shareholder or his or her assets are bound. The consummation by the Shareholders of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholders.

(e) The Shares and the certificates representing the Shares owned by the Shareholders are now, and at all times during the term hereof will be, held by the Shareholders, or by a nominee or custodian for the benefit of the Shareholders, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of either Shareholder in respect of such Shares, except for any of the foregoing arising under this Agreement.

SECTION 2. Transfer of the Shares.

Until the Shareholder Approvals (as defined in the Purchase Agreement) are given, except as otherwise provided herein, the Shareholders shall not: (a) transfer, assign, sell, gift-over,

pledge, grant any security or other interest therein or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; (d) exercise, or give notice of an intent to exercise, any options or warrants unless the Shares underlying such options or warrants become subject to this Agreement upon such exercise; or (e) take any other action, other than in Shareholder’s capacity as an officer or director of the Company, that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby, and unless and until the transferee, recipient or secured party with respect to such Shares has delivered to the Company and each Purchaser a written agreement in a form reasonably satisfactory to the Company and each Purchaser that the transferee, recipient or secured party shall be bound by this Agreement and the Shares so transferred, assigned or sold shall remain subject to this Agreement.

SECTION 3. Voting Agreement.

(a) Each Shareholder hereby agrees to vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company: (i) in favor of the Conversion, (ii) in favor of the authorization of the new class of Nonvoting Common Stock, and/or (iii) against any action or agreement which would impede, interfere with or prevent the consummation of the transactions contemplated by the Purchase Agreement, including the Conversion and the authorization of the new class of Nonvoting Common Stock.

(b) Each Shareholder hereby agrees to the vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company: (i) to appoint and elect the Designated Board Member, including any replacement Designated Board Member, to the Board of Directors if nominated and approved by the Nominating and Governance Committee of the Board of Directors; and (ii) if so instructed by the Lead Purchaser, to remove the Designated Board Member from the Board of Directors.

(c) The parties hereto acknowledge that the voting agreements contained herein are specifically enforceable in accordance with KRS 271B.7-310(2).

SECTION 4. Covenants.

(a) Company’s Cooperation. The Company hereby covenants and agrees that it shall not, and each Shareholder irrevocably and unconditionally acknowledges and agrees that the Company shall not (and waives any rights against the Company in relation thereto), recognize any transfer or encumbrance on any of the Shares unless the provisions of Section 2 have been complied with.

(b) Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 4 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

SECTION 5. Termination.

(a) This Agreement shall terminate in its entirety, and none of the Purchasers, the Lead Purchaser and the Shareholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier of: (i) the date of termination of the Purchase Agreement in accordance with its terms; and (ii) the date on which all transfer restrictions and voting agreements hereunder have terminated in accordance with Sections 4(b) and (c), below.

(b) The transfer restrictions set forth in Section 2 and the voting agreement set forth in Section 3(a) shall terminate upon the date that the Shareholder Approvals (as defined in the Purchase Agreement) are given.

(c) The voting agreement set forth in Section 3(b) shall terminate upon the date that the Lead Purchaser is the beneficial owner of less than, in the aggregate, four point nine percent (4.9%) or more of the voting Common Shares.

(d) The termination of this Agreement or any provision hereof shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 5(a), 5(e), 5(f), 5(j), 5(k) and 5(l) of this Agreement shall survive the termination of this Agreement. The representations and warranties made herein shall not survive the termination of this Agreement.

SECTION 6. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to either Shareholder or the Company:

2500 Eastpoint Parkway Louisville, Kentucky 40223 Attn: C. Bradford Harris, Corporate General Counsel Telephone: (502) 499-4788 Fax:

With a copy to:	Frost Brown Todd LLC 400 W. Market Street Louisville, Kentucky 93401 Attention: R. James Straus Alan K. MacDonald Telephone: (502) 589-5400 Fax: (502) 581-1087

If to any Purchaser:	At the address set forth on the signature page hereto,

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(b) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(c) Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(d) Amendment, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e) Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

(f) Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

(g) Entire Agreement. This Agreement (together with the Purchase Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

(h) Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

(i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without giving effect to the principles of conflicts of law thereof.

(k) Consent to Jurisdiction. Each of the Purchasers (including the Lead Purchaser) and the Shareholders hereby expressly and irrevocably submits to the nonexclusive jurisdiction of the Kentucky Courts (as defined in the Purchase Agreement), in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby.

(l) Service of Process. Each of the Purchasers (including the Lead Purchaser) and the Shareholders irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 5(k) hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5(a) hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

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IN WITNESS WHEREOF, the parties have caused this Voting and Support Agreement to be duly executed and delivered as of the date first written above.

PORTER BANCORP, INC.

By:	/s/ Maria L. Bouvette
Maria L. Bouvette,
President, CEO and Secretary

SHAREHOLDERS:

J. CHESTER PORTER

/s/ J. Chester Porter

MARIA L. BOUVETTE

/s/ Maria L. Bouvette

IN WITNESS WHEREOF, the parties have caused this Voting and Support Agreement to be duly executed and delivered as of the date first written above.

Patriot Financial Partners, L.P.

Patriot Financial Partners Parallel, L.P.

Great Oaks Strategic Investment Partners, L.P.

Andrew K. Boszhardt, Jr.

Zoltan Zsitvay

Burnham Financial Industries Fund

Burnham Financial Services Fund

Moors and Mendon Master Fund LP

Stieven Financial Investors, L.P.

Stieven Financial Offshore Investors, Ltd.

SCHEDULE I

BENEFICIAL OWNERSHIP OF SHARES